Exhibit 10.1

Deferral Plan
Master Plan Document

Effective June 20, 2005

PLUM CREEK TIMBER COMPANY, INC.
DEFERRAL PLAN

Effective June 20, 2005

Purpose

        The purpose of this Plan is to provide specified benefits to Board members and a select group of management and highly-compensated Employees who contribute materially to the continued growth, development and future business success of the Company, and its subsidiaries, if any, that sponsor this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

        The Plan is intended to be an omnibus plan covering all forms of compensation offered by the Company from time to time that may under applicable law be deferred.

        Capitalized terms used in this Plan and not otherwise defined in the text of the Plan are defined in Section 10.

Section 1 — ELIGIBILITY

        Participation in the Plan shall be limited to Board members and a select group of management and highly compensated Employees, as determined by the Committee in its sole discretion. From that group, the Committee shall select, in its sole discretion, individuals eligible to be a Participant in the Plan. The group of Employees (by title, position, employment grade, or compensation level) selected by the Committee shall be listed on Exhibit A attached hereto (which shall be updated under direction from the Committee from time to time as necessary without need for amendment to this Plan).

Section 2 — DEFERRAL OF COMPENSATION

2.1	Eligible Compensation. The deferral of compensation authorized by this Plan is intended to cover all Compensation of Board members and Employees eligible to participate in the Plan to the extent any such form of Compensation may be made the subject of a deferral election under applicable law; provided however that the Committee may from time to time, in its sole discretion, disallow deferral of one or more forms of Compensation otherwise or previously permitted to be deferred hereunder.

2.2	Compliance with Code Section 409A. This Plan contemplates that all deferrals of Compensation made hereunder shall comply with Code Section 409A in a manner that avoids application of Code Section 409A(a)(1) to such deferral or to this Plan as a whole. If a form of Compensation is not able to be deferred in a manner consistent with the preceding sentence, or if any deferral of Compensation otherwise permitted hereunder is done in a manner that causes it and/or the Plan to be subject to Code Section 409A(a)(1), then any such deferral or attempted deferral shall be null and void for all purposes.

2.3	Deferral Forms Applicable to Compensation. This Plan contemplates that the deferral of each type of Compensation eligible for deferral hereunder will require the Participant to utilize forms of Plan Documents appropriate to such form of Compensation as shall be necessary to defer such Compensation in a manner that complies with Section 2.2 above and with the rules of this Plan. The Committee shall approve (or delegate authority for approval of) the various Plan Documents appropriate for each type of Compensation eligible to be deferred hereunder. Any type of Compensation as to which the Committee has approved for deferral hereunder shall be listed on Exhibit B attached hereto. The Plan Documents approved by the Committee to be used under this Plan shall specify the terms and provisions applicable to the deferral of Compensation, including without limitation (i) the manner in which deferred amounts shall be administered hereunder (including through the use of third-party service providers), (ii) the manner in which amounts deferred will be held (including through the use of any trust or other administrative entity or vehicle, or other third-party service provider, and including without limitation the types of accounts and method(s) of investing that shall be made available to Participants, including deemed investment alternatives) with respect to amounts deferred under the Plan, (iii) provisions for the withholding of any applicable taxes required to be withheld as of any date that apply to amounts deferred hereunder (including provisions permitting the deduction of any such amounts either from the amounts being deferred hereunder or from other compensation of the Participant), and (iv) provisions relating to the vesting of any contributions to a Participant’s Plan account made by the Company or the Employer.

2.4	No Liability. To the extent that the Committee (or its designee) has not approved, or the Company does not otherwise have available, the appropriate participation forms for a particular type of Compensation, neither the Company, the Committee nor any of its or their designees shall have any liability whatsoever for an Employee’s inability to make a timely election to defer Compensation hereunder.

2.5	Leaves of Absence. If a Participant is authorized by the Employer for any reason to take a paid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the amount of any Compensation to be deferred hereunder shall continue to be withheld during such paid leave of absence in accordance with this Section 2. If a Participant is authorized by the Employer for any reason to take an unpaid leave of absence from the employment of the Employer, the Participant shall continue to be considered employed by the Employer and the Participant shall be excused, if requested, from making deferrals until the earlier of the date the leave of absence expires or the date the Participant returns to a paid employment status. Upon such expiration or return, deferrals shall resume for the remaining portion of the Plan Year in which the expiration or return occurs, based on the deferral election, if any, made for that Plan Year. If no election was made for that Plan Year, no deferral shall be withheld.

Section 3 — ENROLLMENT PROCEDURES

3.1	Enrollment Forms; Time of Enrollment. As a condition to participation, each Board member and each selected Employee shall complete, execute and return to the Committee the appropriate Plan Documents (each in such form(s), and including any such additional forms or other documents, as the Committee shall from time to time approve), all on or before the earlier of (i) the last day of the taxable year preceding the year in which the services with respect to the Compensation being deferred were or are to be provided, or (ii) the 30th day after the Board member or the Employee first becomes eligible to participate in the Plan; provided however that, in the case of Performance-Based Compensation based on services provided over a period of at least 12 months, the election to defer must be made no later than six months before the end of the performance period; and provided further that an election to defer inducement compensation in any form to a new Board member or a new Employee must be made before such Board member or Employee begins providing services. In addition, the Committee shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

3.2	Eligibility; Commencement of Participation. Provided a Board member or an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required from time to time by the Committee, including returning all required documents to the Committee within the specified time period, that Board member or Employee shall commence participation in the Plan either (i) as of the first day of the next following Plan Year, or (ii) in the case of an Employee or member of the Board who becomes newly eligible to participate in the Plan, on the first day of the month following the end of the period specified in Section 3.1(ii) above; provided, however, that with respect to elections to defer Compensation (a) made by a Board member or Employee prior to the effective date of this Plan and (b) that such Board member or Employee has elected to continue and to be governed by the terms of this Plan, participation in the Plan shall commence immediately on the effective date of this Plan. If a Board member or an Employee fails to meet all such requirements within the period required, in accordance with this Section 3.2, that Board member or Employee shall not be eligible to participate in the Plan until the first day of the Plan Year following the delivery to and acceptance by the Committee of the required documents.

3.3	Termination of Participation and/or Deferrals. If the Committee determines in good faith that an Employee Participant no longer qualifies as a member of a select group of management or highly-compensated employees, as membership in such group is determined in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, the Committee shall have the right, in its sole discretion, to (i) terminate any deferral election the Participant has made for the remainder of the Plan Year in which the Participant’s membership status changes, (ii) prevent the Participant from making future deferral elections under the Plan, and/or (iii) distribute amounts deferred by the Participant as specified under the applicable Election Form, except to the extent otherwise required by Code Section 409A (or regulations or interpretations issued thereunder).

SECTION 4 — DISTRIBUTIONS

4.1	General. Compensation deferred hereunder may not be distributed earlier than:

(i)	upon the Participant’s Separation from Service;

(ii)	the date the Participant becomes Disabled;

(iii)	the date of the Participant’s death;

(iv)	at a specified time (or pursuant to a fixed scheduled), specified at the time of the deferral of the Compensation;

(v)	upon a Change of Control; or

(vi)	upon the occurrence of an Unforeseeable Emergency.

4.2	Acceleration. Acceleration of the time or schedule of any distribution or payment to be made under this Plan shall not be permitted, except to the extent authorized by regulations or interpretations issued or to be issued by the U.S. Treasury Department or the Internal Revenue Service.

4.3	Change in Deferral Election. A Participant may at any time before Separation from Service and at least 12 months before an otherwise scheduled distribution date modify a previous deferral election pertaining to the form of distribution and/or the distribution date, provided that the modification does not (i) accelerate a previously elected distribution date, or (ii) defer a previously elected distribution date triggered under Section 4.1(ii), (iii) or (vi) above unless the requested deferral is for no less than five years beyond the original distribution date in whole-year increments.

4.4	Form of Distributions. Except as otherwise specified in the Plan Documents, a distribution of amounts deferred hereunder (plus any earnings or other amounts credited with respect to such deferred amounts) may be made either in lump sum payment or pursuant to a Monthly Installment Method or an Annual Installment Method of up to a maximum of 15 years.

4.5	Payout for Unforeseeable Emergency. If a Participant experiences an Unforeseeable Emergency, the Participant may petition the Committee to receive partial or full payout from the Plan. The payout shall not exceed the lesser of the Participant’s account balances (including any earnings or other amounts credited with respect to amounts deferred hereunder) or the amount necessary to satisfy the emergency and pay taxes reasonably anticipated as a result of the payout (after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause severe financial hardship)).

4.6	Beneficiary Designation. Each Participant shall have the right, at any time, to designate his or her Beneficiary(ies) (both primary as well as contingent) to receive any benefits payable under the Plan to a Beneficiary upon the death of a Participant. A Participant shall designate his or her Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee or its designated agent. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee’s rules and procedures, as in effect from time to time. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be canceled. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his or her death. No designation or change in designation of a Beneficiary shall be effective until received and acknowledged in writing by the Committee or its designated agent. If a Participant fails to designate a Beneficiary or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated Beneficiary shall be deemed to be his or her surviving spouse. If the Participant has no surviving spouse, the benefits remaining under the Plan to be paid to a Beneficiary shall be payable to the executor or personal representative of the Participant’s estate. If the Committee has any doubt as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its discretion, to cause the Employer to withhold such payments until this matter is resolved to the Committee’s satisfaction.

4.7	Discharge of Obligations. The full payment of benefits under the Plan to the Participant (or a Beneficiary, if applicable) shall fully and completely discharge the Employer and the Committee from all further obligations under this Plan with respect to the Participant, and that Participant’s Plan Documents shall terminate upon such full payment of benefits.

SECTION 5 — TERMINATION, AMENDMENT OR MODIFICATION

5.1	Termination. The Company and the Employer reserves the right to terminate the Plan with respect to the Participants employed by or in service to the Company or the Employer by action of its board of directors within 12 months of its Change in Control. Upon a Change in Control and such termination of the Plan, the affected Participants’ account balances shall be paid in a lump sum as soon as practicable after the date of Plan termination, subject to any applicable limitations of Code Section 409A.

5.2	Amendment. The Committee may, at any time, amend or modify the Plan in whole or in part with respect to the Participants; provided however that no amendment or modification shall be effective to decrease a Participant’s account balances at the time of such amendment, calculated as though the Participant had experienced a Separation from Service as of the effective date of the amendment or modification.

5.3	Amendment following Code Section 409A Guidance. At the time of adoption of this Plan, the Company anticipates that guidance will be issued under Code Section 409A. This Plan shall be amended to conform it to the requirements of any such later-issued guidance.

SECTION 6 — ADMINISTRATION

6.1	Committee Duties. Except as otherwise provided in this Section 6, this Plan shall be administered by a committee which shall consist of any one of: the Board; a committee of Board members as the Board shall appoint; or by members of senior management of the Company as appointed from time to time by either the Board or by a committee of the Board. To the extent that the Board delegates authority to administer the Plan to a committee, such committee shall have full authority to act on behalf of the Company. (Any such person, group of persons or party administering the Plan is referred to as the “Committee”). Members of the Committee may be Participants under this Plan. The Committee shall also have the discretion and authority to (i) make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Any individual serving on the Committee who is a Participant shall not vote or act on any matter relating solely to himself or herself. When making a determination or calculation, the Committee shall be entitled to rely on information furnished by a Participant or the Company.

6.2	Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel (including counsel who may be counsel to the Employer).

6.3	Binding Effect of Decisions. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

6.4	Indemnity of Committee. The Employer shall indemnify and hold harmless the members of the Committee, and any Employee to whom the duties of the Committee may be delegated, and the administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Committee, any of its members, any such Employee or the administrator.

6.5	Employer Information. To enable the Committee to perform its functions, the Company and the Employer shall supply full and timely information to the Committee, as the case may be, on all matters relating to the compensation of its Participants, the date and circumstances of the Disability, death or Separation from Service of its Participants, and such other pertinent information as the Committee may reasonably require.

6.6	Coordination with Other Benefits. The benefits provided for a Participant and Participant’s Beneficiary under the Plan are in addition to any other benefits available to such Participant under any other plan or program for employees of the Employer. The Plan shall supplement and shall not supersede, modify or amend any other such plan or program except as may otherwise be expressly provided.

SECTION 7 — CLAIMS PROCEDURES

7.1	Presentation of Claim. Any Participant or Beneficiary of a deceased Participant (such Participant or Beneficiary being referred to below as a “Claimant”) may deliver to the Committee a written claim for a determination with respect to the amounts distributable to such Claimant from the Plan. If such a claim relates to the contents of a notice received by the Claimant, the claim must be made within 90 days after such notice was received by the Claimant. All other claims must be made within 180 days of the date on which the event that caused the claim to arise occurred. The claim must state with particularity the determination desired by the Claimant.

7.2	Notification of Decision. The Committee shall consider a Claimant’s claim within a reasonable time, and shall notify the Claimant in writing:

(i)	that the Claimant’s requested determination has been made, and that the claim has been allowed in full; or

(ii)	that the Committee has reached a conclusion contrary, in whole or in part, to the Claimant’s requested determination, and such notice must set forth in a manner calculated to be understood by the Claimant:

(a)	the specific reason(s) for the denial of the claim, or any part of it;

(b)	specific reference(s) to pertinent provisions of the Plan upon which such denial was based;

(c)	a description of any additional material or information necessary for the Claimant to perfect the claim, and an explanation of why such material or information is necessary; and

(d)	an explanation of the claim review procedure set forth in Section 7.3 below.

7.3	Review of a Denied Claim. Within 90 days after receiving a notice from the Committee that a claim has been denied, in whole or in part, a Claimant (or the Claimant’s duly authorized representative) may file with the Committee a written request for a review of the denial of the claim. Thereafter, but not later than 30 days after the review procedure began, the Claimant (or the Claimant’s duly authorized representative):

(i)	may review pertinent documents;

(ii)	may submit written comments or other documents; and/or

(iii)	may request a hearing, which the Committee, in its sole discretion, may grant.

7.4	Decision on Review. The Committee shall render its decision on review promptly, and not later than 90 days after the filing of a written request for review of the denial, unless a hearing is held or other special circumstances require additional time, in which case the Committee’s decision must be rendered within 120 days after such date. Such decision must be written in a manner calculated to be understood by the Claimant, and it must contain:

(i)	specific reasons for the decision;

(ii)	specific reference(s) to the pertinent Plan provisions upon which the decision was based; and

(iii)	such other matters as the Committee deems relevant.

7.5	Legal Action. A Claimant’s compliance with the foregoing provisions of this Section 7 is a mandatory prerequisite to a Claimant’s right to commence any legal action with respect to any claim for benefits under this Plan.

SECTION 8 – TRUST

8.1	Establishment of the Trust. The Committee may, in its sole discretion, direct the establishment of one or more trusts, and in such case the Employer shall transfer to the trust such assets as the Committee determines, in its sole discretion, are necessary to provide, on a present value basis, for its respective future liabilities created with respect to the annual deferral amounts and any other amounts deferred under the Plan for the Employer’s Participants for all periods prior to the transfer, as well as any debits and credits to the Participants’ account balances for all periods prior to the transfer, taking into consideration the value of the assets in the trust at the time of the transfer.

8.2	Interrelationship of the Plan and the Trust. The provisions of the Plan and the Plan Documents shall govern the rights of a Participant to receive distributions pursuant to the Plan. The provisions of a trust shall govern the rights of the Employer, Participants and the creditors of the Employer to the assets transferred to the trust. The Employer shall at all times remain liable to carry out its obligations under the Plan.

8.3	Distributions From the Trust. The Employer’s obligations under the Plan may be satisfied with trust assets distributed pursuant to the terms of the trust, and any such distribution shall reduce the Employer’s obligations under this Plan.

SECTION 9 – MISCELLANEOUS

9.1	Status of Plan. The Plan is intended to be a plan that is not qualified within the meaning of Code Section 401(a) and that “is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees” within the meaning of ERISA Sections 201(2), 301(a)(3) and 401(a)(1). The Plan shall be administered and interpreted to the extent possible in a manner consistent with that intent.

9.2	Unsecured General Creditor. Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer. For purposes of the payment of benefits under this Plan, any and all of the Employer’s assets shall be, and remain, the general, unpledged unrestricted assets of the Employer. The Employer’s obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

9.3	Employer’s Liability. The Employer’s liability for the payment of benefits shall be defined only by the Plan and the Plan Documents, as entered into between the Employer and a Participant. The Employer shall have no obligation to a Participant under the Plan except as expressly provided in the Plan and his or her Plan Document(s).

9.4	Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate, alienate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be, unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency or be transferable to a spouse as a result of a property settlement or otherwise.

9.5	Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and the Participant. Such employment is hereby acknowledged to be an “at will” employment relationship that can be terminated at any time for any reason, or no reason, with or without cause, and with or without notice, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer as an Employee or to interfere with the right of the Employer to discipline or discharge the Participant at any time.

9.6	Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Committee may deem necessary.

9.7	Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

9.8	Captions. The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.9	Governing Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted according to the internal laws of the State of Delaware without regard to its conflicts of laws principles.

9.10	Notice. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

Human Resources Department Plum Creek Timber Company, Inc. 999 Third Avenue, Suite 4300 Seattle, Washington 98104

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.

9.11	Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns and the Participant and the Participant’s designated Beneficiaries.

9.12	Spouse’s Interest. The interest in the benefits hereunder of a spouse of a Participant who has predeceased the Participant shall automatically pass to the Participant and shall not be transferable by such spouse in any manner, including but not limited to such spouse’s will, nor shall such interest pass under the laws of intestate succession.

9.12	Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

9.13	Incompetent. If the Committee determines in its discretion that a benefit under this Plan is to be paid to a minor, a person declared incompetent or to a person incapable of handling the disposition of that person’s property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person. The Committee may require proof of minority, incompetence, incapacity or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant’s Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

9.14	Court Order. Except to the extent restricted by the requirements of Code Section 409A, the Committee is authorized to make any payments directed by court order in any action in which the Plan or the Committee has been named as a party. In addition, and subject to the requirements of Code Section 409A, if a court determines that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan in connection with a property settlement or otherwise, the Committee, in its sole discretion, shall have the right, notwithstanding any election made by a Participant, to immediately distribute the spouse’s or former spouse’s interest in the Participant’s benefits under the Plan to that spouse or former spouse.

9.15	Distribution in the Event of Taxation.

(i)	In General. If, for any reason, all or any portion of a Participant’s benefits under this Plan becomes taxable to the Participant prior to receipt, a Participant may petition the Committee before a Change in Control, or the trustee of any trust established under Section 8 above (or any other party authorized to administer the Plan) after a Change in Control, for a distribution of that portion of his or her benefit that has become taxable. Upon the grant of such a petition, which grant shall not be unreasonably withheld (and, after a Change in Control, shall be granted), the Employer shall distribute to the Participant immediately available funds in an amount equal to the taxable portion of his or her benefit (which amount shall not exceed a Participant’s unpaid account balance under the Plan). If the petition is granted, the tax liability distribution shall be made within 90 days of the date when the Participant’s petition is granted. Such a distribution shall affect and reduce the benefits to be paid under this Plan.

(ii)	Trust. If a trust established to administer the Plan terminates in accordance with its terms and benefits are distributed from the trust to a Participant in accordance therewith, the Participant’s benefits under this Plan shall be reduced to the extent of such distributions.

9.16	Legal Fees To Enforce Rights After Change in Control. The Company is aware that upon the occurrence of a Change in Control, the Board (which might then be composed of new members) or a shareholder of the Company, or of any successor corporation might then cause or attempt to cause the Company or such successor to refuse to comply with its obligations under the Plan and might cause or attempt to cause the Company to institute, or may institute, litigation seeking to deny Participants the benefits intended under the Plan. In these circumstances, the purpose of the Plan could be frustrated. Accordingly, if, following a Change in Control, it should appear to any Participant that the Company or any successor corporation has failed to comply with any of its obligations under the Plan or any agreement thereunder or, if the Company or any other person takes any action to declare the Plan void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant the benefits intended to be provided, then the Company irrevocably authorize such Participant to retain counsel of his or her choice at the expense of the Company to represent such Participant in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, shareholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

SECTION 10 – DEFINITIONS

For purposes of this Plan, unless otherwise clearly apparent from the text or context of the Plan, the following phrases or terms shall have the following indicated meanings:

10.1	“Annual Installment Method” shall mean the payment of a Participant’s account balance in annual installments determined by dividing the current account balance by the remaining number of installment payments. The final installment payment shall be equal to the remaining account balance. In no event shall the amount of any installment payment exceed the remaining account balance

10.2	“Beneficiary” shall mean one or more persons, trusts, estates or other entities, designated in accordance with Section 4.6, that are entitled to receive benefits under this Plan upon the death of a Participant.

10.3	“Beneficiary Designation Form” shall mean any form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

10.4	“Board” shall mean the board of directors of the Company.

10.5	“Change in Control” shall mean a change in ownership or effective control of the Company effected through any of the following transactions: (i) a merger, consolidation or other reorganization approved by the Company’s members, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting interest of the successor entity are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the Company’s outstanding membership interests immediately prior to such transaction; or (ii) the sale, transfer or other disposition of all or a substantial portion of the Company’s assets in complete liquidation or dissolution of the Company. In the event this definition of “Change in Control” fails to meet the limitations or requirements of section 409A of the Code, then this definition shall be deemed modified to the extent necessary to meet the limitations or requirements of section 409A of the Code.

10.6	“Code” shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

10.7	“Committee” shall mean the committee described in Section 6.1.

10.8	“Compensation” shall mean any form of compensation or other remuneration paid or to be paid by the Employer to a Participant in connection with the Participant’s performance of services for the Employer, as applicable, that is eligible to be deferred hereunder in accordance with Section 2 and shall include without limitation base salary, bonuses (including signing bonuses, annual bonuses, incentive bonuses and performance bonuses or awards), equity compensation and other forms of compensation under plans, programs or policies of the Company as in place from time to time (including any such form of compensation that was in place prior the effective date of this Plan).

10.9	“Company” shall mean Plum Creek Timber Company, Inc., a Delaware corporation, and any successor to all or substantially all of the Company's assets or business.

10.10	A “Disability” shall exist, or a Participant shall be “Disabled,” if a Participant, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, has been receiving income replacement benefits for a period of not less than 24 months under an accident and health policy covering employees of the Employer.

10.11	“Election Form” shall mean any form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to make an election under the Plan.

10.12	“Employee” shall mean a person who is an employee of the Employer.

10.13	“Employer” shall mean, collectively, the Company and/or any of its subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor.

10.14	“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.

10.15	“ Monthly Installment Method” shall be a monthly installment payment over the number of months selected by the Participant in accordance with this Plan, calculated as follows: The account balance of the Participant shall be calculated as of the close of business on the first business day of the month. The monthly installment shall be calculated by multiplying this balance by a fraction, the numerator of which is one, and the denominator of which is the remaining number of monthly payments due the Participant. By way of example, if the Participant elects a 120-month Monthly Installment Method, the first payment shall be 1/120 of the account balance, calculated as described in this definition. The following month, the payment shall be 1/119 of the Account Balance, calculated as described in this definition. Each monthly installment shall be paid on or as soon as practicable after the first business day of the applicable month.

10.16	“Participant” shall mean any member of the Board or any Employee who is selected to participate in the Plan and (i) who elects to participate in the Plan, (ii) who executes the appropriate Plan Documents(s) (including such additional Plan Documents as the Committee requires from time to time), (iii) whose signed Plan Documents are accepted by the Committee, (iv) who commences participation in the Plan, and (v) whose Plan Documents have not terminated. A spouse or former spouse of a Participant shall not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.

10.17	“Performance-Based Compensation” means any performance-based compensation eligible for deferral hereunder that is based on services performed over a period of at least 12 months and subject to any further requirements as set forth in any regulations or other interpretations issued by the U.S. Treasury Department or the Internal Revenue Service.

10.18	“Plan” shall mean the Company’s Deferral Plan, which shall be evidenced by this instrument and by each Plan Document, as they may be amended from time to time. The Plan is originally effective on June 20, 2005.

10.19	“Plan Documents” shall mean one or more written agreements, forms or such other documents (including without limitation an Election Form and a Beneficiary Designation Form, as may be amended from time to time by the Committee or its designee, which is entered into by and between the Employer and a Participant. The cumulative effect of the Plan Documents applicable to any form of eligible Compensation permitted to be deferred hereunder shall provide for the entire benefit to which such Participant is entitled under this Plan; should there be more than one Plan Document applicable to a particular form of permitted Compensation, the Plan Document bearing the latest date of acceptance by the Employer shall supersede all previous Plan Documents in their entirety and shall govern such entitlement. The terms of any Plan Document may be different for any Participant, and any Plan Document may provide additional benefits not set forth in the Plan or limit the benefits otherwise provided under the Plan; provided, however, that any such additional benefits or benefit limitations must be agreed to by both the Employer and the Participant and such variations shall comply with the requirements of Code Section 409A.

10.20	“Plan Year” shall mean the calendar year.

10.21	“Separation from Service” means any one of: (i) the date on which the Participant’s employment terminates with the Company or any entity employing the Participant that is controlled by the Company or is under common control, or is in an affiliated service group, with the Company as set forth in Code Sections 414(b), (c), (m) and (o); (ii) the date on which the Participant’s service to the Board terminates; or (iii) in the case of a Participant who is both a Board member and an Employee, the date on which the Participant’s employment terminates with the Company or any entity employing the Participant that is controlled by the Company or is under common control, or is in an affiliated service group, with the Company as set forth in Code Sections 414(b), (c), (m) and (o); provided however that with respect to “key employees” (as defined in Code Section 409A(a)(2)(B)(i)) the date of Separation from Service shall mean the date that is 6 months after the date on which such Participant’s employment with the applicable employer entity terminates; and provided further that this definition shall be amended in such manner as is necessary to conform it to any later-issued regulations or interpretations issued by the U.S. Treasury Department or the Internal Revenue Service.

10.22	“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

IN WITNESS WHEREOF, the Company has signed this Plan document as of June 20, 2005.

PLUM CREEK TIMBER COMPANY, INC. BY: /s/ Barbara L. Crowe —————————————— Barbara L. Crowe Title: Vice President, Human Resources

EXHIBIT A

Effective June 20, 2005, an Employee who is designated a Grade 42 or above (or the equivalent of such grade in the event of a change in method for calculating the seniority of the Employer’s employees), may elect to participate in the Company’s Deferral Plan. An Employee who is not designated a Grade 42 or higher, but who has previously made one or more deferral elections prior to June 20, 2005 under one or more Company deferral plans in effect prior to June 20, 2005 (each such election, a “Pre-effective Deferral Election”), may participate in the Company’s Deferral Plan only with respect to the amounts deferred pursuant to such Pre-effective Deferral Election; provided, that no such Employee shall be eligible to make any other deferral election, or participate in the Company’s Deferral Plan with respect to any such other deferral election.

EXHIBIT B

Directors

Director Retainer and Meeting Fees (including fees paid in the form of shares of Plum Creek common stock), as determined from time to time by the Board.

Employees (including Employees who also serve on the Board)

Base Salary and Annual Incentive Bonus under the Plum Creek Annual Incentive Plan.

Payouts in cash or stock, or a combination thereof, of Value Management Awards granted under the Plum Creek Amended and Restated Stock Incentive Plan, as the same may be amended from time to time.